Exhibit 99.1

HCW Biologics Inc. Announces Pricing of Approximately $4.0 Million Private Placement Offering At-the-Market Under Nasdaq Rules

MIRAMAR, Fla., May 21, 2026 (GLOBE NEWSWIRE) — HCW Biologics Inc. (the “Company” or “HCW Biologics”), (NASDAQ: HCWB), a clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics to treat autoimmune, cancer and senescence-associated dysplasia, today announced the pricing of its private placement of an aggregate of 2,846,975 units at a purchase price of $1.405 per unit priced at-the-market under Nasdaq rules to a group of healthcare investors (the “Investors”). Each unit consists of (i) one share of common stock at a purchase price of $1.28 per share (or, in lieu thereof, one pre-funded warrant at a purchase price of $1.2799 per pre-funded warrant with an exercise price of $0.0001 per share) and (ii) one warrant at a purchase price of $0.125 per warrant, each to purchase one share of common stock. The warrants will have an exercise price of $1.28 per share, will be exercisable immediately upon issuance, and will expire on the five and one-half year anniversary of the original issuance date. The shares of common stock (or pre-funded warrants) and the warrants comprising the units are immediately separable and will be issued separately in this offering. The closing of the offering is expected to occur on or about May 21, 2026, subject to the satisfaction of customary closing conditions.

E.F. Hutton & Co. LLC is acting as the sole placement agent for the offering.

The Company intends to use the net proceeds from this offering to continue clinical trials for HCW9302, advance its IND-enabling studies for its T-Cell Engager, HCW11-018b, and its second-generation immune checkpoint inhibitor, HCW11-040, and funding for general corporate purposes and to pay off certain debts and settlements.

On May 21, 2026, the Company also entered into a registration rights agreement with the Investors, pursuant to which the Company agreed to submit to the U.S. Securities and Exchange Commission (the “SEC”) an initial registration statement on Form S-1 within 60 days of the closing date covering the resale of the purchased shares and underlying shares for warrants, which may be issued from time to time upon the exercise of such warrants, and to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within [60] days following the closing of the Offering.

The number of shares the Company can issue to an Investor, including those shares issued upon the exercise of pre-funded warrants from time to time, may not exceed 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to such issuances.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About HCW Biologics:

HCW Biologics Inc. (the “Company”) (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics to support or treat diseases promoted by chronic inflammation, including autoimmune diseases, cancer, and senescence-associated dysplasia. The Company’s immunotherapeutics represent a new class of drugs that it believes have the potential to fundamentally change the treatment of proinflammatory and senescence-associated diseases and conditions that are promoted by chronic inflammation —and in doing so, improve patients’ quality of life and possibly extend longevity. A key aspect of the Company’s clinical development and financing strategy is to focus on its business development programs. To date, the Company has entered into two licensing agreements in which it has licensed exclusive, worldwide rights for some of its proprietary molecules. See the Company Pipeline at https://hcwbiologics.com/pipeline/

Forward Looking Statements:

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include, the actual success and potency of the Company’s immunotherapeutic treatments to disrupt the link between chronic inflammation and diseases; and the Company’s intended use of proceeds of this offering. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 31, 2026, and in other filings filed from time to time with the SEC.

Company Contact:

Rebecca Byam

Chief Financial Officer

rebeccabyam@hcwbiologics.com